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                                                Filed Pursuant to Rule 424(b)(3)
                                                      REGISTRATION NO. 333-65972

               PROSPECTUS SUPPLEMENT NO. 1 DATED OCTOBER 16, 2001
                                       TO
                       PROSPECTUS DATED JULY 31, 2001 OF
                            SELECT THERAPEUTICS INC.


This Prospectus Supplement No. 1 supplements the Prospectus dated July 31, 2001 of Select Therapeutics Inc. relating to the sale by certain of our stockholders of up to 8,894,989 shares of common stock. You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

The information in the table under the caption "Directors and Executive Officers" in the Prospectus dated July 31, 2001 beginning on page 32 is supplemented by noting that (a) on September 19, 2001, Mr. Steven Peltzman resigned as our chief executive officer and as one of our directors and (b) Dr. Andrew Muir was appointed as our chief executive officer and a director on September 19, 2001. This information was reported in a Press Release we disseminated on September 21 and a Current Report on Form 8-K we filed with the Securities and Exchange Commission on September 25.

In addition, after the footnote to the table under the caption "Directors and Executive Officers" in the Prospectus dated July 31, 2001 on page 33, Mr. Peltzman's biography paragraph is deleted and the following biography paragraph of Mr. Muir is inserted in lieu thereof:

     "Andrew Muir, Ph.D., M.B.A: In September 2001, Dr. Muir became our chief executive officer and a director, as well as chairman of the board of Cell Science Therapeutics, Inc., our joint venture with Cytomatrix, LLC (the "Joint Venture"). Dr. Muir has three decades of entrepreneurial experience in the US and Europe, spanning the Biomedical, Analytical Instrumentation, Semiconductor, Computer and Internet industries. For twenty years he was with the Perkin Elmer Corporation (now Applera Corporation) where he served in a number of managerial capacities. He then worked with a number of smaller companies, notably MediSense and ChemCore (now Caliper Technologies) as a senior executive manager. Dr. Muir has been involved with a number of other biomedical companies as a senior executive focused on product development. He is a member of the Board of Directors for a number of private technology companies. Dr. Muir holds a Ph.D. in Physical Chemistry from Oxford University (England) and also holds an MBA from Pace University (New York)."

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated July 31, 2001.